Entrusted Management Agreement

Among

Yan Tinghe,

Shandong Yong Chun Tang Bioengineering Co. Ltd.

and

Shandong Spring Pharmaceutical Co., Ltd.,

Effective as of April 1, 2008

This Entrusted Management Agreement (the "Agreement") is entered into on the 4th  day of April, 2008 in Shandong, China by:

Party A:	1. Yan Tinghe, a citizen of PRC with ID Card number 210105681115317, who owns 100% of Shandong Yong Chun Tang Bioengineering Co. Ltd.; and

2. Shandong Yong Chun Tang Bioengineering Co. Ltd., an enterprise incorporated and existing within the territory of China in accordance with the law of the People's Republic of China, the registration number of its legal and valid Business License is 370831228000622, and the legal registered address is Gucheng West Road Sihe Office, Sishui County, Shandong

and

Party B:	Shandong Spring Pharmaceutical Co., Ltd. is a wholly-foreign owned enterprise registered in Shandong, PRC, the registration number of its legal and valid Business License is 0174939,

Whereas:

1.        Under this Agreement, Shandong Yong Chun Tang Bioengineering Co. Ltd. and Yan Tinghe have acted collectively as one party to this Agreement;

2.        Party A desires to entrust Shandong Yong Chun Tang Bioengineering Co. Ltd. to Party B to manage its assets and debts;

3.        Party B agrees to accept such entrustment and to manage Shandong Yong Chun Tang Bioengineering Co. Ltd. on behalf of Party A.

Therefore, in accordance with laws and regulations of the People's Republic of China, the Parties agree as follows after friendly consultation based on the principle of equality and mutual benefit.

Article 1.                             Entrusted Management

1.1        Party A agrees to entrust the management of Shandong Yong Chun Tang Bioengineering Co. Ltd. to Party B pursuant to the terms and conditions of this Agreement. Party B agrees to manage Shandong Yong Chun Tang Bioengineering Co. Ltd. in accordance with the terms and conditions of this Agreement.

1.2        The term of this Entrusted Management Agreement shall be from April 1, 2008 (the “Effective Date” of this Agreement) to the earlier of the following:

(1)	the winding up of Shandong Yong Chun Tang Bioengineering Co. Ltd., or

(2)	the termination date of this Entrusted Management Agreement to be determined by the Parties hereto, or

(3)	the date on which Party B completes the acquisition of Shandong Yong Chun Tang Bioengineering Co. Ltd.

1.3        During the entrusted period, Party B shall be fully responsible for the management of Shandong Yong Chun Tang Bioengineering Co., Ltd. The management service includes without limitation the following:

(1)   Party B’s rights with respect to the operation of Shandong Yong Chun Tang Bioengineering Co. Ltd. shall include the right to appoint and terminate members of the Board of Directors and the right to hire managerial and administrative personnel etc.  Party A or its voting proxy shall make a shareholder's resolution and a board of directors' resolution based on the decision of Party B's Board of Directors.

(2)        Party B has the right to manage and control all assets of Party A.  Shandong Yong Chun Tang Bioengineering Co., Ltd. shall open an entrusted account or designate an existing account as an entrusted account. Party B has the full right to decide the use of the funds in the entrusted account. The signer of the account shall be appointed or confirmed by Party B. All of the funds of Shandong Yong Chun Tang Bioengineering Co., Ltd. shall be kept in this account, including but not limited to its existing working capital and purchase price received from selling its inventory to Party B.  All payments of funds shall be disbursed through this entrusted account, including but not limited to the payment of all existing accounts payable and operating expenses, payment of employees salaries and purchase of assets.  All revenues from its operation shall be kept in this account.

(3)        Party B shall have the full right to control and administer the financial affairs and daily operation of Shandong Yong Chun Tang Bioengineering Co., Ltd., such as entering into and performance of contracts, and payment of taxes, etc.

(4)        If Shandong Yong Chun Tang Bioengineering Co., Ltd. requires additional funds to maintain its operations, Party B shall provide such additional funds through a bank loan or other resources and Party A shall provide necessary assistance in obtaining these funds.

1.4        In exchange for the services of Party B pursuant to this Entrusted Management Agreement, Party A shall pay an entrusted management fee to Party B.   The entrusted management fee shall equal Shandong Yong Chun Tang Bioengineering Co., Ltd's net profits, being the monthly revenues after deduction of operating costs, expenses and taxes. If the net profit is zero, Shandong Yong Chun Tang Bioengineering Co., Ltd. is not required to pay the entrusted management fee; if Shandong Yong Chun Tang Bioengineering Co., Ltd. sustains losses, all such losses will be carried over to next month and deducted from next month's entrusted management fee. Both Parties shall calculate, and Party A shall pay, the monthly entrusted management fee within 20 days of the following month.

1.5        Party B shall assume all operation risks out of the entrusted management of Shandong Yong Chun Tang Bioengineering Co., Ltd. and bear all losses of Shandong Yong Chun Tang Bioengineering Co., Ltd.  If Shandong Yong Chun Tang Bioengineering Co., Ltd. does not have sufficient funds to repay its debts, Party B is responsible for paying off these debts on behalf of Shandong Yong Chun Tang Bioengineering Co., Ltd.  If Shandong Yong Chun Tang Bioengineering Co., Ltd's net assets are lower than its registered capital, Party B is responsible for funding the deficit.

Article 2.  Rights and Obligations of the Parties

2.1        During the term of this Agreement, Party A's rights and obligations include:

(1)        to hand over Shandong Yong Chun Tang Bioengineering Co., Ltd. to Party B for entrusted management as of the effective date of this Agreement and to hand over all of business materials together with Business License and corporate seal of Shandong Yong Chun Tang Bioengineering Co., Ltd. to Party B;

(2)        Party A has no right to make any decision regarding Shandong Yong Chun Tang Bioengineering Co., Ltd's operations without the consent of Party B;

(3)         to have the right to know the business conditions of Shandong Yong Chun Tang Bioengineering Co., Ltd. at any time and provide proposals;

(4)        to assist Party B in carrying out the entrusted management according to Party B's requirement;

(5)        to perform its obligations pursuant to the Purchase Option and Cooperation Agreement by and between the Parties, and not to violate the said agreement;

(6)        not to interfere with Party B's management over Shandong Yong Chun Tang Bioengineering Co., Ltd. in any form by making use of shareholder's power;

(7)        not to entrust or grant their shareholders' rights in Shandong Yong Chun Tang Bioengineering Co., Ltd. to a third party other than Party B without Party B's consent;

(8)        not to otherwise entrust any third party other than Party B to manage Shandong Yong Chun Tang Bioengineering Co., Ltd. in any form without Party B's consent; and

(9)        not to terminate this Agreement unilaterally with any reason.

2.2        During the term of this Agreement, Party B's rights and obligations include:

(1)        to enjoy independent and full right to manage Shandong Yong Chun Tang Bioengineering Co., Ltd.;

(2)        to enjoy the right to dispose of all assets of Shandong Yong Chun Tang Bioengineering Co., Ltd.;

(3)        to enjoy profits and bear losses arising from Shandong Yong Chun Tang Bioengineering Co., Ltd. operations during the period of entrusted management;

(4)        to appoint all directors of Shandong Yong Chun Tang Bioengineering Co., Ltd.;

(5)        to appoint general manager, deputy general manager, financial manager and other senior managerial personnel of Shandong Yong Chun Tang Bioengineering Co., Ltd.;

(6)        to convene shareholders' meetings of Shandong Yong Chun Tang Bioengineering Co., Ltd. and sign resolutions of shareholders' meetings; and

(7)        to enjoy other rights and perform other obligations under the Agreement.

Article 3.  Representation and Warranties

The Parties hereby make the following representations and warranties to each other as of the date of this Agreement that:

(1)        it has the right to enter into the Agreement and the ability to perform the same;

(2)        the execution and delivery of this Agreement by each party have been duly authorized by all necessary corporate action;

(3)        the execution of this Agreement by the officer or representative of each party has been duly authorized;

(4)        each party has no reasons that will prevent this Agreement from becoming a binding and effective agreement between both parties after execution;

(5)        the execution and performance of the obligations under this Agreement will not:

(a)	violate any provision of the business license, articles of association or other similar documents of its own;

(b)	violate any provision of the laws and regulations of PRC or other governmental or regulatory authority or approval;

(c)	violate or result in a breach of any contract or agreement to which the party is a party or by which it is bound.

Article 4.  Effectiveness

This Agreement shall take effect after it is duly executed by the authorized representatives of the parties hereto with seals affixed.

Article 5.  Liability for Breach of Agreement

During the term of this Agreement, any violation of any provisions herein by either party constitutes breach of contract and the breaching party shall compensate the non-breaching party for the loss incurred as a result of this breach.

Article 6.  Force Majeure

The failure of either party to perform all or part of the obligations under the Agreement due to force majeure shall not be deemed as breach of contract. The affected party shall present promptly valid evidence of such force majeure, and the failure of performance shall be settled through consultations between the parties hereto.

Article 7. Governing Law

The conclusion, validity, interpretation, and performance of this Agreement and the settlement of any disputes arising out of this Agreement shall be governed by the laws and regulations of the People's Republic of China.

Article 8.  Settlement of Dispute

Any disputes under the Agreement shall be settled at first through friendly consultation between the parties hereto. In case no settlement can be reached through consultation, each party shall have the right to submit such disputes to China International Economic and Trade Arbitration Commission. The Place of arbitration is Shandong Province. The arbitration award shall be final and binding on both parties.

Article 9.  Severability

9.1   Any provision of this Agreement that is invalid or unenforceable due to the laws and regulations shall be ineffective without affecting in any way the remaining provisions hereof.

9.2.  In the event of the foregoing paragraph, the parties hereto shall prepare supplemental agreement as soon as possible to replace the invalid provision through friendly consultation.

Article 10.  Non-waiver of Rights

10.1   Any failure or delay by any party in exercising its rights under this Agreement shall not constitute a waiver of such right.

10.2   Any failure of any party to demand the other party to perform its obligations under this Agreement shall not be deemed as a waiver of its right to demand the other party to perform such obligations later.

10.3   If a party excuses the non-performance by other party of certain provisions under this Agreement, such excuse shall not be deemed to excuse any future non-performance by the other party of the same provision.

Article 11.  Non-transferability

Unless otherwise specified under this Agreement, no party can assign or delegate any of the rights or obligations under this Agreement to any third party nor can it provide any guarantee to such third party or carry out other similar activities without the prior written from the other party.

Article 12. Miscellaneous

12.1  Any and all taxes arising from execution and performance of this Agreement and during the course of the entrusted management and operation shall be borne by the Parties respectively pursuant to the provisions of laws and regulations.

12.2  This Agreement is executed by Chinese and English in duplicate, and in case of any conflict the Chinese version shall prevail. Each of the original Chinese and English versions of this Agreement shall be executed in 6 copies.  Each party shall hold two original of each version, and the rest shall be used for governmental registration or other necessary approval purposes.

12.3  In witness hereof, the Agreement is duly executed by the parties hereto on the date first written above.

IN WITNESS WHEREOF, the parties have executed this agreement.

Party A:

/s/ Yan Tinghe
Yan Tinghe

Shandong Yong Chun Tang Bioengineering Co., Ltd. (official seal)

By: /s/ Yan Tinghe
Authorized representative: Yan Tinghe

Party B:

Shandong Spring Pharmaceutical Co., Ltd.  (official seal)

By: /s/ Yan Tinghe
Authorized representative: Yan Tinghe